BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1.  Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).

2.  Indicate the current number of authorized shares and par value, if any, and each class or series before the change.

3.  Indicate the number of authorized shares and par value, if any of each class or series after the change.

4.  Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.

5.  Indicate provisions, if any, regarding fractional shares that are affected by the change.

6.  NRS required statement.

7.  This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.

8.  Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State:
CLEANSPARK, INC.

Entity or Nevada Business Identification Number (NVID): NV19871035753
2. Current Authorized Shares:

The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

200,000,000 shares of common stock with a par value of $0.001 per share; 10,000,000 shares of preferred stock with a par value of $0.001 per share

3. Authorized Shares After Change:

The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

20,000,000 shares of common stock with a par value of $0.001 per share; 10,000,000 shares of preferred stock with a par value of $0.001 per share

4. Issuance:

The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The change affects the common stock only. The change is a 1-for-10 reverse stock split. 1 share of common stock will be exchanged for every 10 shares of common stock oustanding immediately prior to the reverse split.

5. Provisions:

The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby :

All fractional shares to be rounded up to the nearest whole share.

6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective date and time: (Optional)	Date: 12/09/2019 Time: 6:30 am P.S.T. ... (must not be later than 90 days after the certificate if filed)
8. Signature: (Required)	/s /Zachary Bradford	CEO 12/4/2019 .. Title Date
Signature of Officer

This form must be accompanied by appropriate fees.

If necessary, additional pages may be attached to this form.

Page 1 of 1
Revised: 1/1/2019